CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference of our report dated August 7, 2000, relating to the June 30, 2000 financial statements of NPC Holdings, Inc., appearing in the Annual Report on Form 10-KSB of NPC Holdings, Inc. for the year ended June 30, 2000, in the Company's
Registration Statement on Form S-8.

/s/ Pritchett, Siler & Hardy

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 19, 2001